Exhibit (r)(2)

EAGLE POINT CREDIT MANAGEMENT LLC

EAGLE POINT INCOME MANAGEMENT LLC

EAGLE POINT ENHANCED INCOME

MANGEMENT LLC

EAGLE POINT DEFENSIVE INCOME

MANGEMENT LLC

EAGLE POINT SECURITIES LLC

Code of Ethics

June 2025

Contents

INTRODUCTION	3
General	3
To Whom Does the Code of Ethics Apply?	3
Standards of Conduct	3
Initial and Annual Attestation	4
Violations	4
Considerations Relating to Registered Investment Companies and Business Development
Companies	4
PERSONAL TRADING	5
Access Persons	5
Background: “Securities”, “Beneficial Ownership” and “Securities Accounts”	5
Exempt Securities: Securities Not Subject to Certain Personal Investment Transaction Policies	6
Restrictions on Personal Trading Activities	6
General Restrictions	7
Trading in the Eagle Point RICs/BDCs	7
Avoidance of Speculative Transactions	7
Pre-clearance Requirement	8
Restricted Securities List	8
Pre-Clearance Procedures	8
Reporting of Accounts and Transactions, and Periodic Attestations	9
Initial Holdings and Securities Accounts Report	10
Regular Securities Transaction and Holdings Reports and New Securities Account Report	10
Quarterly Attestations	10
Annual Holdings Attestation	11
Recordkeeping	11

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INTRODUCTION

GENERAL

In compliance with Rule 204A-1 of the Advisers Act, and in accordance with Rule 17j-1 of the Investment Company Act, Eagle Point Credit Management LLC, Eagle Point Income Management LLC, Eagle Point Enhanced Income Management LLC, Eagle Point Defensive Income Management LLC and Eagle Point Securities LLC (jointly, “Eagle Point”) have adopted this Code of Ethics in order to establish the standard of conduct expected of all Supervised Persons in light of Eagle Point’s duties to its Clients. It also establishes reporting and other requirements for personal securities transactions. The CCO may designate such deputy compliance officers as the CCO may deem necessary or appropriate to fulfill the responsibilities of the CCO under this Code of Ethics.

Capitalized terms not defined in this Code of Ethics shall have the meanings given to them in Eagle Point’s Compliance Manual.

TO WHOM DOES THE CODE OF ETHICS APPLY?

This Code of Ethics is intended to guide and facilitate Eagle Point and its “Supervised Persons” in complying with applicable law relating to Eagle Point’s fiduciary duties. Eagle Point treats its Board of Managers, members of its Investment Committee, and employees as “Supervised Persons.” Unless otherwise provided in this Code of Ethics, the policies and procedures contained in this Code of Ethics apply to each Supervised Person. As discussed in the Compliance Manual, the CCO will determine whether an independent contractor or consultant providing services to Eagle Point will be treated as a Supervised Person and/or Access Person (as defined in the Code of Ethics) depending on the role of, and services to be provided by, that person.

When a reference to “you” or “your” is used in this Code of Ethics, it refers to a Supervised Person or Access Person (as described below), as applicable.

STANDARDS OF CONDUCT

Supervised Persons must act at all times in accordance with Eagle Point’s fiduciary duty. Each Supervised Person should (i) at all times place the interests of the Accounts before his or her own interests, (ii) act with honesty and integrity with respect to Clients, clients and Fund investors, (iii) never take inappropriate advantage of his or her position for his or her personal benefit, (iv) make full and fair disclosure of all material facts, particularly where Eagle Point’s or Supervised Person’s interests may conflict with the those of the Accounts, and (v) have a reasonable, independent basis for his or her investment advice. All Supervised Persons are expected to comply with all applicable federal securities laws. Adherence to this Code of Ethics, both letter and spirit, is a condition of employment with Eagle Point.

In particular, neither Eagle Point nor Supervised Person, with respect to carrying out his duties at Eagle Point, shall (i) employ any device, scheme or artifice to defraud; (ii) make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or (iv) engage in any manipulative practice with respect.

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Although this Code of Ethics sets forth several specific guidelines and procedures, any Supervised Person who has a question about a specific conflict of interest, potential conflict of interest or any other situation, whether it appears in compliance with the letter of the law, this Code of Ethics, the Compliance Manual or the RIC Manual, should consult with Compliance.

All Supervised Persons are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including U.S. federal securities laws and regulations. If a Supervised Person has any question with respect to any such law or regulation, he or she should consult this Code of Ethics, the Regulatory Compliance Manual, RIC Manual or Compliance.

INITIAL AND ANNUAL ATTESTATION

On initial receipt of this Code of Ethics and any amendment hereto, and on an annual basis, Supervised Persons will be required to attest that they have read, understand and complied with this Code of Ethics.

Compliance is responsible for distributing copies of this Code of Ethics, and any amendments hereto, to each Supervised Person.

VIOLATIONS

Compliance with this Code of Ethics is important and taken seriously by Eagle Point. As such, all Supervised Persons must promptly report any violation (or potential violation) of this Code of Ethics (or any applicable law or regulation) to Compliance as soon as they become aware of such violation. Timely reporting of any violation (or potential violation) is an essential element of Eagle Point’s compliance program. It is Eagle Point’s policy not to retaliate for good faith reporting of violations of the Code of Ethics. Further, Eagle Point will address all reports and inquiries confidentially to the greatest extent possible under the circumstances.

Sanctions. Failure to exercise good judgement, as well as compliance with the express provisions of the Code of Ethics is taken seriously, and may result in a sanction including a fine, censure, restriction of activities or termination of employment.

CONSIDERATIONS RELATING TO REGISTERED INVESTMENT COMPANIES AND BUSINESS DEVELOPMENT COMPANIES

As an investment adviser to registered investment companies and/or business development companies, and in accordance with Rule 17j-1 of the Investment Company Act, at least annually, Eagle Point must (i) report material violations of this Code of Ethics (and procedures or sanctions imposed in response to such violations) to the Board of Directors/Trustees (each, a “Board”) of each registered investment company and business development company for which it serves as investment adviser (the “Eagle Point RICs/BDCs”), and (ii) certify to each Board that Eagle Point has adopted procedures reasonably designed to prevent Access Persons from violating the Code of Ethics.

In addition, Eagle Point must notify each Board of any material changes to this Code of Ethics within six months after the adoption of any such material change.

[Personal Trading Policy Follows.]

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PERSONAL TRADING

ACCESS PERSONS

Under Rule 204A-1 of the Advisers Act, a Supervised Person is an “Access Person” if he or she fits into one of the following categories:

•	A Supervised Person who has access to non-public information regarding Clients’ purchases or sales of securities, or nonpublic information regarding the portfolio holdings of Eagle Point’s public funds;
•	A Supervised Person who is involved in making securities recommendations to Clients; or
•	A Supervised Person who has access to such recommendations that are nonpublic.

Eagle Point takes the position that each of its Supervised Persons is an Access Person and therefore the restrictions on personal investment transactions apply to Eagle Point’s Board of Managers, members of the Investment Committee, and Eagle Point’s officers and other employees. The CCO will determine whether an independent contractor or consultant providing services to Eagle Point will be treated as an Access Person depending on the role of, and services to be provided by, that person.

BACKGROUND: “SECURITIES”, “BENEFICIAL OWNERSHIP” AND “SECURITIES ACCOUNTS”

In order to avoid actual and perceived conflicts of interests with the Accounts relating to personal trading by Access Persons, Eagle Point has adopted a strict personal securities transactions policy. This policy governs (1) any investment in “Securities” in which an Access Person has direct or indirect “beneficial ownership”, except that certain types of Securities are excepted from the reporting requirements of this policy (see “Exempt Securities: Securities not Subject to Certain of the Personal Investment Transaction Policies” below), and (2) each “Securities Account” in which an Access Person has direct or indirect beneficial ownership.

“Securities”. A “security” for this purpose includes any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other directive products and interests in privately placed offerings, limited partnerships and other entities. This policy also encompasses Initial Public Offerings (“IPOs”).

“Beneficial Ownership”. The concept of “beneficial ownership” is broad and generally means any interest in securities where a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such securities. While the definition of “pecuniary interest”, in turn, is complex, an Access Person generally has a pecuniary interest in securities if such Access Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

Some common examples of indirect beneficial ownership include securities held in an account (even if not in the Access Person’s name) over which an Access Person has direct or indirect influence or control (or shares similar authority)—such accounts typically include those of an Access Person’s immediate family members and those of other persons who share the same household. Such accounts and related transactions are subject to the personal trading section of this Code of Ethics (including the pre-clearance requirements). Because the concept of “beneficial ownership” can be complex, if you have any question about whether or not you have direct or indirect beneficial ownership in a securities account, please consult Compliance.

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“Securities Account”. A “Securities Account” for purposes of this policy is any account that holds, or could hold, any type of security reportable under this policy as well as any account that holds, or could hold, Exempt Securities (as defined below) (with the exception of checking and savings accounts that can only hold cash or cash equivalents). Typically, Securities Accounts include brokerage accounts, IRAs, Roth IRAs, trust accounts, college savings 529 accounts, and 401k accounts (and other similar retirement plan accounts).

EXEMPT SECURITIES: SECURITIES NOT SUBJECT TO CERTAIN PERSONAL INVESTMENT TRANSACTION POLICIES1

The following securities and any associated transactions are exempt from certain of the pre-clearance and reporting requirements of this policy (“Exempt Securities”):

•	Direct obligations of the U.S. Government (i.e., U.S. Treasury securities)
•	Bank certificates of deposit
•	Bankers’ acceptances
•	Commercial paper
•	High quality short-term debt obligations, including repurchase agreements
•	Shares issued by U.S. money market funds
•	Shares issued by U.S. open-end registered investment companies (“mutual funds”), other than mutual funds managed by certain affiliates of Eagle Point
•	Shares issued by U.S. unit investments trusts that are invested exclusively in one or more mutual funds (“unit trusts”), other than mutual funds managed by certain affiliates of Eagle Point
•	Securities purchased through an automatic investment plan (e.g., a dividend reinvestment plan)[2]
•	529 plans.

Additionally, transactions in exchange traded funds (“ETFs”) are exempt from the pre-clearance requirement of this policy.3

RESTRICTIONS ON PERSONAL TRADING ACTIVITIES

Your personal Securities transactions must be conducted in such a manner to avoid any actual, potential or perceived conflict of interest or any abuse of your position of trust and responsibility at Eagle Point.

[1]	Cash (in any currency) is not reportable. Further, cryptocurrencies are generally not currently regulated as securities by the SEC and are therefore Exempt Securities as of the date of this policy. However, crypto currency that is a token/coin or held via a fund (such as an ETF) which invests in such currencies is considered a security and therefore is subject to the personal trading rules outlined in this policy.
[2]	An “automatic investment plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a pre-determined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan. While transactions in such securities are excepted from the pre-clearance and the transaction reporting requirements of this policy, the resulting securities held by an Access Person must be reported as part of such person’s annual holdings report.
[3]	For the avoidance of doubt, shares of ETFs, which may be registered investment companies, are subject to the personal investment transaction policies set forth herein. However, transactions in such securities, including options on ETFs, need not be pre-approved.

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Therefore, in addition to the pre-clearance requirements described below, Eagle Point has adopted additional restrictions and guidelines with respect to the personal trading activities of its Access Persons to address and mitigate such potential for conflicts of interest between Eagle Point and its Clients.

General Restrictions

No Access Person may:

•	Purchase any Security for a Securities Account, that Eagle Point intends to purchase on behalf of a Client, other than by investing in a pooled vehicle managed by Eagle Point in accordance with the provisions of this Code of Ethics—in this respect, Eagle Point has a general prohibition against “front-running” client activity;

•	Enter into a short sale transaction or purchase a put option on any Security of an issuer for which a Client holds a long position; or

•	Engage in any other act, practice or course of business in connection with the purchase or sale of any Securities which violates any of the U.S. federal securities laws designed to prevent fraudulent, deceptive, or manipulative acts (e.g., executing a Securities transaction for a Client Account for the purpose of benefitting the Access Person’s Securities Account).

Trading in the Eagle Point RICs/BDCs

As detailed in Exhibit J (Insider Trading Policy) of the RIC Manual, Access Persons must seek pre-clearance in writing from Compliance of any proposed purchase or sale of securities of any Eagle Point RIC/BDC as well as opting-in or opting-out of the dividend reinvestment plan of any Eagle Point RIC/BDC.

In addition, Access Persons may generally only trade in securities issued by Eagle Point Credit Company Inc., Eagle Point Income Company Inc., Eagle Point Institutional Income Fund (with respect to its publicly listed preferred shares) and any other security which an Eagle Point RIC/BDC may list publicly from time-to-time during a designated “window period” and with explicit approval from Compliance prior to trading. Short-selling and margining (borrowing against) securities issued by any Eagle Point RIC/BDC is strictly prohibited.

An Access Person may not engage in transactions involving securities issued by an Eagle Point RIC/BDC if they are in possession of material, nonpublic information relating to such Eagle Point RIC/BDC on the trade date.

Avoidance of Speculative Transactions

Certain types of transactions, as well as the timing of trading, may raise an inference of the improper use of inside information or otherwise raise concerns regarding potential material conflicts of interest for the Firm. In order to avoid even the appearance of impropriety, Eagle Point discourages trades by Access Persons that are of a short-term, speculative nature rather than for investment purposes.

Eagle Point may require an Access Person to reverse the transaction and may require the Access Person to disgorge any resulting profits at the discretion of the CCO.

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PRE-CLEARANCE REQUIREMENT

General

ACCESS PERSONS ARE REQUIRED TO PRE-CLEAR ALL PERSONAL TRADING IN SECURITIES (OTHER THAN EXEMPT SECURITIES).

Pre-clearance requests are currently required to be submitted through ComplianceAlpha or its successor entities or systems (referred to collectively as, “ComplianceAlpha”) with the exception of investments made by an Access Person in a private fund managed by Eagle Point or its direct or indirect subsidiaries.

ComplianceAlpha is Eagle Point’s compliance platform which administers the firm’s personal trading activity. If you have any questions on utilizing ComplianceAlpha for purposes of the pre-clearance and reporting requirements described herein, please contact Compliance.

Restricted Securities List

The CCO (or designee) is responsible for maintaining a confidential list of securities that are restricted from being traded in a Securities Account unless expressly approved by the CCO (or designee) (such securities, “Restricted Securities”). Generally, this is a list of names where Eagle Point personnel (or affiliate personnel– see Shared Space Policy) have accessed private information though a third-party deal site, have been wall crossed or otherwise. The CCO (or designee) will update the Restricted Securities List on an ad hoc basis as and when appropriate, and will review such list on a quarterly basis. The Restricted Securities List is maintained within ComplianceAlpha and is kept confidential4.

Pre-Clearance Procedures

General. Except as otherwise expressly noted in this Code of Ethics, Access Persons that wish to trade a Security (other than an Exempt Security) must submit their trading request via ComplianceAlpha and obtain approval prior to commencing a transaction. ComplianceAlpha will respond with an approval, provided that the Security is not subject to a restriction. The approval will generally be valid until the date specified in the approval response, which is generally the close of trading the next business day.

In the event a trade is requested with respect to a security on the Restricted List, the request will be either automatically denied (blacklist) or escalated to Compliance for review (grey list). The CCO (or designee) will review requests which involve securities on the grey list and provide subsequent approval or denial of the request.

[4]	The Restricted Securities List is classified into a “grey” list and a “black” list, with personal trading requests relating to securities noted on the grey list being subject to review by Compliance and personal trading requests relating to securities on the blacklist being automatically denied.

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Transactions in Managed Accounts. Transactions in a Securities Account in which an Access Person has direct or indirect beneficial ownership but for which the Access Person has no trading discretion or investment control are not subject to pre-clearance.5 Compliance generally requires Access Persons to submit a representation letter from the financial institution that exercises trading discretion and investment control over the managed account to this effect. It should be noted that the existence of such accounts and their holdings must still be reported to Compliance pursuant to the reporting requirements described in this policy.

Periodically, Compliance will request an Access Person that maintains a managed account to make, or the relevant financial institution to make, an attestation or representation confirming that the initial representations obtained by Eagle Point in respect of the applicable account remain accurate. If there are any changes to the representations or attestations made by the relevant financial institution or the relevant Access Person, the Access Person must promptly report such changes to Compliance and make the corresponding change in ComplianceAlpha.

Private Placements and IPOs. All investments in privately placed securities6 (e.g., interests in a private fund) or IPOs require the prior approval of the CCO (or designee). All such requests must be submitted via ComplianceAlpha. In the event a trade is requested with respect to a privately placed security or an IPO, the request will be escalated to Compliance. The CCO (or designee) will review the request and approve or deny the request.

With respect to an investment in a private fund managed by Eagle Point or an affiliate, Access Persons should note that all such investments also require the pre-approval of the CCO (or designee) via ComplianceAlpha.

Post-Transaction Approval is not Permitted. If Eagle Point determines that an Access Person has completed a trade before obtaining required approval hereunder, or after any approval expires, the Access Person will be deemed to be in violation of policy.

REPORTING OF ACCOUNTS AND TRANSACTIONS, AND PERIODIC ATTESTATIONS

Rule 204A-1 under the Advisers Act requires Access Persons to make certain reports of (1) their personal transactions in Securities and (2) their Securities Accounts (and the holdings therein), each on a periodic basis. While Compliance facilitates such reporting via ComplianceAlpha, the obligation to make such report falls squarely on each Access Person. Accordingly, if Eagle Point’s systems are not available to you in connection with the reporting requirements described herein, you are still obligated to make such required reports to Compliance on a timely basis7.

[5]	However, please note that such accounts are still subject to the restrictions detailed in this policy and the RIC Manual with respect to transactions in securities issued by ECC and EPIC. Accordingly, Access Persons must advise their account managers of these restrictions.
[6]	Private placements which rely on Regulation Crowdfunding (Regulation CF) are not captured by the Code of Ethics Rule as requiring pre-approval. Accordingly, such investments made by Access Persons are likewise not subject to pre-clearance.
[7]	In such instances, please reach out to Compliance to understand the appropriate way to facilitate your reporting requirements.

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Initial Holdings and Securities Accounts Report

A newly designated Access Person is responsible for (1) providing a list of all of his or her Securities Accounts in which he or she has direct or indirect beneficial ownership and (2) generating an initial holdings report listing each Security (other than Exempt Securities) held in such accounts. These reports must be submitted to Compliance. A new Access Person must provide this initial holdings and Securities Account report to Compliance within ten (10) calendar days of commencing employment or, if later, being designated as an Access Person.

Regular Securities Transaction and Holdings Reports and New Securities Account Report

Generally, Access Persons are required to have the applicable broker send copies of duplicate statements/trade confirmations directly to Eagle Point (or to a third party designated by Eagle Point) for all Securities Accounts that can hold non-Exempt Securities via ComplianceAlpha. Compliance will assist Access Persons in setting up this reporting.

It is important that Access Persons keep their reporting obligations up to date. For example, an Access Person must advise Compliance of any new Securities Account promptly after opening the account and update ComplianceAlpha by reporting the new account and providing the relevant position and transaction reporting.

Quarterly Attestations

Each quarter, Access Persons are required to confirm, among other things, that their Securities Accounts and transactions listed in ComplianceAlpha are accurately reported for the applicable reporting period. These attestations must be submitted regardless of whether an Access Person has engaged in any Securities transactions during the applicable calendar quarter and help ensure the completeness of this information as maintained on the ComplianceAlpha platform.

Quarterly attestations must be completed by the date specified by Compliance, which date shall not be more than 30 calendar days after each calendar quarter end (unless such 30th day is not a business day, in which case such date will be no later than the next succeeding business day).

Accounts. Each Access Person must ensure that all Securities Accounts are reflected in ComplianceAlpha. In the event a Securities Account is not listed in ComplianceAlpha when making an attestation as to the completeness of the list of Securities Accounts listed in ComplianceAlpha, an Access Person may add the account directly within ComplianceAlpha prior to completing the attestation. If an Access Person has terminated or moved a Securities Account, such activity should be reflected in ComplianceAlpha.

On an ongoing basis, it is the responsibility of each Access Person to actively monitor his or her listed Securities Accounts and alert Compliance of any changes thereto.

Transactions. Each Access Person must ensure that securities transactions in Securities Accounts are reflected in ComplianceAlpha (other than those in Exempt Securities). Each Access Person is required to review his or her quarterly transactions in ComplianceAlpha and attest that all such transactions in his or her Securities Accounts are correctly reflected.

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In the event a Securities transaction that should be reported is not listed in ComplianceAlpha when making an attestation as to the completeness of the list of transactions listed in ComplianceAlpha, an Access Person has the ability to add and should add the transaction directly within ComplianceAlpha prior to completing the attestation.

Annual Holdings Attestation

All Access Persons are also required to confirm that all of their Securities holdings listed in ComplianceAlpha are accurately listed and complete as of December 31 of each year. This annual attestation relates to all Securities (other than Exempt Securities) in which an Access Person has direct or indirect beneficial ownership.

Annual attestations must be completed by the date specified by Compliance, which date shall not be more than 45 calendar days after each calendar year end.

In the event a Securities holding that should be reported is not listed in ComplianceAlpha when making an attestation as to the completeness of the list of Securities held by an Access Person as listed in ComplianceAlpha, the Access Person has the ability to, and should in such instances, add the holding directly within ComplianceAlpha prior to completing the attestation.

RECORDKEEPING

Compliance is responsible for maintaining required records with respect to Access Person reporting under this Code of Ethics, as well as records with respect to any exceptions under this Code of Ethics. Compliance may utilize ComplianceAlpha (or another third-party platform) or its own systems to capture and maintain such records.

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